Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter and Full-Year 2023 Earnings

Jack in the Box same-store sales of +3.9% in Q4 2023, +7.3% for FY 2023

Del Taco same-store sales of -1.5% in Q4 2023, +1.7%(1) for FY 2023

Jack in the Box and Del Taco opened 34 restaurants in FY 2023, including net positive unit growth and a growing development pipeline for both brands

Del Taco completed the refranchising of 111 restaurants in FY 2023, which included development commitments for 109 new restaurants

Jack in the Box opened its first-ever restaurant in Louisville, with stronger-than-expected sales performance

Since opening, all new market locations for Jack in the Box (Salt Lake City and Louisville) averaging over $100,000 in weekly sales per restaurant

SAN DIEGO--(BUSINESS WIRE)--November 21, 2023--Jack in the Box Inc. (NASDAQ: JACK) announced financial results for the Jack in the Box and Del Taco segments in the fourth quarter, ended October 1, 2023.

“We achieved several important milestones for our business in 2023 including positive unit growth, successful new market openings, accelerated Del Taco refranchising, strong same stores sales performance and improvements in restaurant-level profitability,” said Darin Harris, Jack in the Box chief executive officer. “Despite some industry headwinds, we are excited about our opportunity in 2024 to expand both brands into new markets and continue driving our transformational growth strategy.”

Jack in the Box Performance

Same-store sales increased 3.9% in the fourth quarter of 2023, comprised of an increase in company-operated same-store sales of 4.4% and an increase in franchise same-store sales of 3.8%. Sales performance was driven by pricing, which was partially offset by decreases in transactions and menu mix. Systemwide sales(2) for the fourth quarter increased 4.3%.

Jack in the Box had 6 new restaurant openings and 11 restaurant closures during the fourth quarter. For fiscal year 2023, Jack in the Box opened 20 new restaurants, with an additional 6 openings since the start of fiscal year 2024. As of the end of the fourth quarter, and since the launch of the development program in mid-2021, the company has signed 90 agreements for a total of 389 restaurants, with 38 already opened and 351 in place for future development. During the fourth quarter, Jack in the Box opened its first-ever location in Louisville — and, when combined with Salt Lake City, all four of the new-market restaurants opened throughout 2023 have averaged over $100,000 in weekly sales per restaurant.

Restaurant-Level Margin(3), was 20.7% for the fourth quarter, an increase from 16.2% in the prior year period. The increase was driven by menu price increases as well as a change in the mix of restaurants, partially offset by inflationary increases in wages, food and packaging costs and utilities. Commodity costs increased in the quarter by 3.4%. Franchise-Level Margin(3), was 39.9% for the fourth quarter, a decrease from 42.4% a year ago, driven by higher early termination fees in the prior year and higher franchise costs in the current year, partially offset by franchise same-store sales growth.

Jack in the Box Same-Store Sales:

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Company	4.4%	11.4%	8.8%	3.7%
Franchise	3.8%	3.2%	7.1%	0.6%
System SSS	3.9%	4.0%	7.3%	0.9%

Jack in the Box Restaurant Counts:

	2023			2022
	Company	Franchise	Total	Company	Franchise	Total
Store count at beginning of FY	146	2,035	2,181	163	2,055	2,218
New	2	18	20	—	17	17
Acquired from franchisees	—	—	—	13	(13)	—
Refranchised	(5)	5	—	(15)	15	—
Closed	(1)	(14)	(15)	(15)	(39)	(54)
Store count at end of Q4	142	2,044	2,186	146	2,035	2,181
Net Unit Increase/ (Decrease)	(4)	9	5
Q4 2023 vs. Q4 2022 Unit % Decrease	(2.7)%	0.4%	0.2%

Del Taco Performance(1)

Same-store sales decreased 1.5% in the fourth quarter of 2023, comprised of franchise same-store sales decline of 1.5% and company-operated same-store sales decline of 1.4%. Sales performance was primarily driven by decreases in transactions and menu mix, partially offset by increases in pricing. Systemwide sales(2) for the fourth quarter of 2023 decreased 0.6%.

Del Taco had 7 new restaurant openings and 9 restaurant closures during the fourth quarter. For fiscal year 2023, Del Taco opened 14 new restaurants, and was net positive one restaurant. Del Taco signed 138 total restaurant commitments in fiscal year 2023, with 109 commitments directly resulting from refranchising transactions.

Restaurant-Level Margin(3), was 14.8% for the fourth quarter, a decrease from 15.9% in the prior year period. This decrease was primarily driven by wage inflation and higher utility and property insurance costs, partially offset by lower food and packaging costs as a percentage of revenue. Franchise-Level Margin(3), was 32.5% for the fourth quarter, a decrease from 42.5% one year ago. The decrease was driven by the impact of refranchising transactions with pass through rent and advertising.

Del Taco Same-Store Sales(1):

	12 Weeks Ended		52 Weeks Ended (1)
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Company	(1.4)%	4.1%	2.0%	2.9%
Franchise	(1.5)%	6.4%	1.4%	5.0%
System	(1.5)%	5.2%	1.7%	3.9%

Del Taco Restaurant Counts(1):

	2023			2022
	Company	Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of FY	290	301	591	296	306	602
New	—	14	14	1	2	3
Refranchised	(111)	111	—	—	—	—
Closed	(8)	(5)	(13)	(7)	(7)	(14)
Restaurant count at end of Q4	171	421	592	290	301	591
Net Restaurant Increase/ (Decrease)	(119)	120	1
Q4 2023 vs. Q4 2022 Restaurant % Decrease	(41.0)%	39.9%	0.2%

Company-Wide Performance

Total revenues decreased 7.5% in the fourth quarter of 2023 to $372.5 million, as compared to $402.8 million in the prior year fourth quarter.

SG&A expense for the fourth quarter of 2023 was $43.7 million, an increase of $6.2 million compared to the prior year fourth quarter, driven primarily by higher incentive compensation and litigation accruals.

Adjusted EBITDA(5), was $68.4 million in the fourth quarter of fiscal 2023 compared with $81.9 million for the prior year quarter.

Net earnings decreased to $21.9 million for the fourth quarter of 2023, compared with $45.9 million for the prior year fourth quarter.

Diluted earnings per share was $1.08 for the fourth quarter of 2023 as compared with $2.17 in the prior year fourth quarter. Operating Earnings Per Share(4) was $1.09 in the fourth quarter compared with $1.33 in the prior year fourth quarter.

(1) Del Taco prior year comparisons are pro forma and based on the time period of Jack in the Box’s full fiscal calendar. We believe Del Taco's information on this time period is useful to investors as they have a direct effect on the company's profitability.
(2) Systemwide sales include company and franchised restaurant sales.
(3) Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."
(4) Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding certain amounts. See "Reconciliation of Non-GAAP Measurements to GAAP Results." Operating earnings per share may not add due to rounding.
(5) Adjusted EBITDA represents net earnings on a GAAP basis excluding certain amounts. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation

The company repurchased 0.4 million shares of common stock in the fourth quarter of 2023. For the full year 2023, the company repurchased 1.1 million shares, for an aggregate cost of $90.7 million, including excise tax. On November 16, 2023, upon expiration of the previous share repurchase authorization, the Board of Directors authorized a share repurchase program for up to $250.0 million of the company’s common stock.

On November 16, 2023, the Board of Directors declared a cash dividend of $0.44 per share, to be paid on December 28, 2023, to shareholders of record as of the close of business on December 14, 2023. Future dividends will be subject to approval by our Board of Directors.

Guidance & Outlook

The following guidance and underlying assumptions reflect the company’s current expectations for the fiscal year ending September 29, 2024:

FY 2024 Company-wide Guidance

  CapEx & Other Investments of $110-$120 million
    Other investments include franchise tenant improvement allowances and incentives (cash flows from operating activities)
  SG&A Guidance of $165-$175 million
    SG&A guidance excludes net COLI gains/losses, and any impact from future Del Taco refranchising
    G&A, excluding selling and advertising, is expected to be 2.3-2.5% of systemwide sales
  Company-owned Commodity Costs higher by 1-3% vs. 2023
  Company-owned Wage Rates higher by 10-12% vs. 2023
    Without impact of California restaurants affected by AB1228, wage rates would be 3-5% vs. 2023
  Depreciation & Amortization of $61-$63 million
  Adjusted/Operating EPS Tax Rate of ~27%
  Share Repurchases of $70-$80 million
  Adjusted EBITDA of $325-$335 million
  Operating EPS of $6.25-$6.50
    Excludes any dilutive impact from refranchising Del Taco restaurants

FY 2024 Jack in the Box Segment Guidance

  Same Store Sales growth of Low-to-Mid Single Digits
  25-35 gross openings, with net positive unit growth for the full year
  Company-Owned Restaurant Level Margin of 21-23%
    Includes price increases of 6-8%
    Without impact of California restaurants affected by AB1228, price increases would be 3-4% vs. 2023
  Franchise Level Margin of 40-42%

FY 2024 Del Taco Segment Guidance

  Same Store Sales growth of Low-to-Mid Single Digits
  10-15 gross openings, with net positive unit growth for the full year
  Company-Owned Restaurant Level Margin of 14-16%
    Includes price increases of 6-8%
    Without impact of California restaurants affected by AB1228, price increases would be 4-5% vs. 2023
  Franchise Level Margin of 29-31%

Conference Call

The company will host a conference call for analysts and investors on Tuesday, November 21, 2023, beginning at 2:00 p.m. PT (5:00 p.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (888) 330-2508 and using ID 4115265.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Category: Earnings

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Revenues:
Company restaurant sales	$174,967	$214,474	$846,278	$701,070
Franchise rental revenues	85,993	80,668	364,591	340,391
Franchise royalties and other	55,173	56,906	240,515	216,821
Franchise contributions for advertising and other services	56,391	50,725	240,922	209,801
	372,524	402,773	1,692,306	1,468,083
Operating costs and expenses, net:
Food and packaging	51,037	66,182	250,836	216,345
Payroll and employee benefits	57,051	70,249	274,598	232,250
Occupancy and other	35,353	43,701	163,273	135,803
Franchise occupancy expenses	55,799	51,411	229,602	215,609
Franchise support and other costs	3,705	3,796	12,328	16,490
Franchise advertising and other services expenses	60,658	53,308	253,533	218,272
Selling, general and administrative expenses	43,708	37,549	172,872	130,823
Depreciation and amortization	13,827	15,346	62,287	56,100
Pre-opening costs	718	480	1,385	1,110
Other operating expense (income), net	5,702	(21,450)	10,837	889
Gains on the sale of company-operated restaurants	(7,675)	(2,218)	(17,998)	(3,878)
	319,883	318,354	1,413,553	1,219,813
Earnings from operations	52,641	84,419	278,753	248,270
Other pension and post-retirement expenses, net	1,608	70	6,967	303
Interest expense, net	18,279	19,704	82,446	86,075
Earnings before income taxes	32,754	64,645	189,340	161,892
Income taxes	10,857	18,787	58,514	46,111
Net earnings	$21,897	$45,858	$130,826	$115,781

Net earnings per share:
Basic	$1.09	$2.17	$6.35	$5.46
Diluted	$1.08	$2.17	$6.30	$5.45

Weighted-average shares outstanding:
Basic	20,153	21,110	20,603	21,195
Diluted	20,337	21,162	20,764	21,245

Cash dividends declared per common share	$0.44	$0.44	$1.76	$1.76
___________________________
(1)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	October 1, 2023	October 2, 2022
ASSETS
Current assets:
Cash	$157,653	$108,890
Restricted cash	28,254	27,150
Accounts and other receivables, net	99,678	103,803
Inventories	3,896	5,264
Prepaid expenses	16,911	16,095
Current assets held for sale	13,925	17,019
Other current assets	5,667	4,772
Total current assets	325,984	282,993
Property and equipment, at cost:
Land	92,007	86,134
Buildings	968,221	960,984
Restaurant and other equipment	166,714	163,527
Construction in progress	31,647	18,271
	1,258,589	1,228,916
Less accumulated depreciation and amortization	(846,559)	(810,752)
Property and equipment, net	412,030	418,164
Other assets:
Operating lease right-of-use assets	1,397,555	1,332,135
Intangible assets, net	11,330	12,324
Trademarks	283,500	283,500
Goodwill	329,986	366,821
Other assets, net	240,707	226,569
Total other assets	2,263,078	2,221,349
	$3,001,092	$2,922,506
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$29,964	$30,169
Current operating lease liabilities	142,518	171,311
Accounts payable	84,960	66,271
Accrued liabilities	302,178	253,932
Total current liabilities	559,620	521,683
Long-term liabilities:
Long-term debt, net of current maturities	1,724,933	1,799,540
Long-term operating lease liabilities, net of current portion	1,265,514	1,165,097
Deferred tax liabilities	26,229	37,684
Other long-term liabilities	143,123	134,694
Total long-term liabilities	3,159,799	3,137,015
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 82,645,814 and 82,580,599 issued, respectively	826	826
Capital in excess of par value	520,076	508,323
Retained earnings	1,937,598	1,842,947
Accumulated other comprehensive loss	(51,790)	(53,982)
Treasury stock, at cost, 62,910,964 and 61,799,221 shares, respectively	(3,125,037)	(3,034,306)
Total stockholders’ deficit	(718,327)	(736,192)
	$3,001,092	$2,922,506

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	52 Weeks Ended
	October 1, 2023	October 2, 2022
Cash flows from operating activities:
Net earnings	$130,826	$115,781
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	62,287	56,100
Amortization of franchise tenant improvement allowances and incentives	4,647	4,446
Amortization of debt issuance costs	5,040	5,496
Loss on extinguishment of debt	—	7,700
Tax deficiency (excess tax benefits) from share-based compensation arrangements	71	123
Deferred income taxes	(11,989)	7,857
Share-based compensation expense	11,205	7,122
Pension and postretirement expense	6,967	303
(Gains) losses on cash surrender value of company-owned life insurance	(7,346)	12,668
Gains on the sale of company-operated restaurants	(17,998)	(3,878)
Gains on the disposition of property and equipment	(8,171)	(30,533)
Impairment charges and other	6,217	8,219
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(4,048)	(18,143)
Inventories	1,367	304
Prepaid expenses and other current assets	(1,422)	(3,275)
Operating lease right-of-use assets and lease liabilities	2,364	2,593
Accounts payable	(1,692)	16,243
Accrued liabilities	47,459	(9,081)
Pension and postretirement contributions	(6,241)	(6,690)
Franchise tenant improvement allowance and incentive disbursements	(3,265)	(2,989)
Other	(1,272)	(7,484)
Cash flows provided by operating activities	215,006	162,882
Cash flows from investing activities:
Purchases of property and equipment	(74,954)	(46,475)
Proceeds from the sale and leaseback of assets	3,673	10,768
Acquisition of Del Taco, net of cash acquired	—	(580,793)
Proceeds from the sale of company-operated restaurants	85,221	6,391
Proceeds from the sale of property and equipment	25,214	31,161
Other	3,065	360
Cash flows provided by (used in) investing activities	42,219	(578,588)
Cash flows from financing activities:
Borrowings on revolving credit facilities	—	68,000
Repayments of borrowings on revolving credit facilities	(50,000)	(18,000)
Proceeds from issuance of debt	—	1,100,000
Principal repayments on debt	(30,109)	(588,064)
Debt issuance costs	—	(20,599)
Dividends paid on common stock	(35,890)	(36,987)
Proceeds from issuance of common stock	263	51
Repurchases of common stock	(90,029)	(25,000)
Payroll tax payments for equity award issuances	(1,593)	(1,223)
Cash flows (used in) provided by financing activities	(207,358)	478,178
Net increase in cash and restricted cash	49,867	62,472
Cash and restricted cash at beginning of year	136,040	73,568
Cash and restricted cash at end of year	$185,907	$136,040

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION
The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Revenues:
Company restaurant sales	47.0%	53.2%	50.0%	47.8%
Franchise rental revenues	23.1%	20.0%	21.5%	23.2%
Franchise royalties and other	14.8%	14.1%	14.2%	14.8%
Franchise contributions for advertising and other services	15.1%	12.6%	14.2%	14.3%
	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Food and packaging (1)	29.2%	30.9%	29.6%	30.9%
Payroll and employee benefits (1)	32.6%	32.8%	32.4%	33.1%
Occupancy and other (1)	20.2%	20.4%	19.3%	19.4%
Franchise occupancy expenses (2)	64.9%	63.7%	63.0%	63.3%
Franchise support and other costs (3)	6.7%	6.7%	5.1%	7.6%
Franchise advertising and other services expenses (4)	107.6%	105.1%	105.2%	104.0%
Selling, general and administrative expenses	11.7%	9.3%	10.2%	8.9%
Depreciation and amortization	3.7%	3.8%	3.7%	3.8%
Pre-opening costs	—%	—%	—%	—%
Other operating expense (income), net	1.5%	(5.3)%	0.6%	0.1%
Gains on the sale of company-operated restaurants	(2.1)%	(0.6)%	(1.1)%	(0.3)%
Earnings from operations	14.1%	21.0%	16.5%	16.9%
Income tax rate (5)	33.1%	29.1%	30.9%	28.5%
____________________________
(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of franchise contributions for advertising and other services.
(5)	As a percentage of earnings from operations and before income taxes.

Jack in the Box system sales (in thousands):

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Company-operated restaurant sales	$95,297	$99,020	$413,748	$414,225
Franchised restaurant sales (1)	917,288	871,464	4,005,985	3,696,817
Systemwide sales (1)	$1,012,585	$970,484	$4,419,733	$4,111,042
____________________________
(1)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

Del Taco systemwide sales (in thousands):

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022 (2)
Company-operated restaurant sales	$79,670	$115,454	$432,530	$484,347
Franchised restaurant sales (1)	147,808	113,439	541,913	472,682
Systemwide sales (1)	$227,478	$228,893	$974,443	$957,029
____________________________
(1)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

(2)	Del Taco has been presented on a pro forma basis and has been derived from unaudited financial information to conform to our fiscal year and is for informational purposes only.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

To supplement the consolidated financial statements, which are presented in accordance with GAAP, the company uses the following non-GAAP measures: Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin and Franchise-Level Margin.

Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions.

Operating Earnings Per Share

Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding acquisition, integration and strategic initiatives, COLI losses (gains), net, pension and post-retirement benefit costs, gains on the sale of company-operated restaurants, debt write-offs, gains on the sale of real estate to franchisees and the tax-related impacts of the above adjustments.

Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.

Below is a reconciliation of Non-GAAP Adjusted Net Income to the most directly comparable GAAP measure of net income. Also below is a reconciliation of Non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share.

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net income, as reported	$21,897	$45,858	$130,826	$115,781
Acquisition, integration and strategic initiatives (1)	3,753	1,217	9,112	20,081
Net COLI (gains) losses (2)	1,194	2,745	(5,953)	9,911
Pension and post-retirement benefit costs (3)	1,608	70	6,967	303
Gains on the sale of company-operated restaurants	(7,675)	(2,218)	(17,998)	(3,878)
Debt write-offs	—	—	—	7,700
Gains on sale of real estate to franchisees	—	(28,876)	(9,467)	(28,876)
Tax impact of adjustments (4)	1,455	9,259	11,670	2,743
Non-GAAP Adjusted Net Income	$22,232	$28,055	$125,157	$123,765

Weighted-average shares outstanding - diluted	20,337	21,162	20,764	21,245

Diluted earnings per share – GAAP	$1.08	$2.17	$6.30	$5.45
Acquisition, integration and strategic initiatives (1)	0.18	0.06	0.44	0.95
Net COLI (gains) losses (2)	0.06	0.13	(0.29)	0.47
Pension and post-retirement benefit costs (3)	0.08	—	0.34	0.01
Gains on the sale of company-operated restaurants	(0.38)	(0.10)	(0.87)	(0.18)
Debt write-offs	—	—	—	0.36
Gains on sale of real estate to franchisees	—	(1.36)	(0.46)	(1.36)
Tax impact of adjustments (4)	0.07	0.43	0.57	0.14
Operating Earnings Per Share – non-GAAP (5)	$1.09	$1.33	$6.03	$5.84
____________________
(1)

Acquisition, integration and strategic initiatives reflect charges that are not part of our ongoing operations, including consulting fees for discrete project-based strategic initiatives that are not expected to recur in the foreseeable future.

(2)	Net COLI (gains) losses reflect market-based adjustments on the company-owned life insurance policies which support our non-qualified benefit plans.
(3)	Pension and post-retirement benefit costs are the gains and losses relating to our two legacy defined benefit pension plans, as well as our two legacy post-retirement plans.
(4)

Tax impacts for the quarter calculated based on the non-GAAP Operating EPS tax rate of 29.7% in the current quarter and 25.4% in the prior year quarter. Tax impacts for the year calculated based on the non-GAAP Operating EPS tax rate of 27.2% in the current fiscal year and 26.0% for the prior fiscal year.

(5)	Operating Earnings Per Share may not add due to rounding.

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, amortization of cloud computing costs, amortization of favorable and unfavorable leases and subleases, net, amortization of franchise tenant improvement allowances and incentives, COLI losses (gains), net, and pension and post-retirement benefit costs.

Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands):

	12 Weeks Ended		52 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net earnings - GAAP	$21,897	$45,858	$130,826	$115,781
Income taxes	10,857	18,787	58,514	46,111
Interest expense, net	18,279	19,704	82,446	86,075
Gains on the sale of company-operated restaurants	(7,675)	(2,218)	(17,998)	(3,878)
Other operating expense (income), net (1)	5,702	(21,450)	10,837	889
Depreciation and amortization	13,827	15,346	62,287	56,100
Amortization of cloud-computing costs (2)	1,178	1,235	5,004	5,116
Amortization of favorable and unfavorable leases and subleases, net	198	435	1,633	1,120
Amortization of franchise tenant improvement allowances and incentives	1,352	1,400	4,647	4,446
Net COLI (gains) losses (3)	1,194	2,745	(5,953)	9,911
Pension and post-retirement benefit costs (4)	1,608	70	6,967	303
Adjusted EBITDA – non-GAAP	$68,417	$81,912	$339,210	$321,974
(1)

Other operating expense (income), net includes: acquisition, integration and strategic initiatives; costs of closed restaurants; operating restaurant impairment charges; accelerated depreciation and gains on disposition of property and equipment, net.

(2)

Amortization of cloud computing costs includes the amounts for the non-cash amortization of capitalized implementation costs related to cloud-based software arrangements that are included within selling, general and administrative expenses.

(3)	Net COLI (gains) losses reflect market-based adjustments on the company-owned life insurance policies which support our non-qualified benefit plans.
(4)	Pension and post-retirement benefit costs are the gains and losses relating to our two legacy defined benefit pension plans, as well as the two legacy post-retirement plans.

Restaurant-Level Margin

Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, pre-opening costs, other operating expenses (income), net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-operated restaurants.

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations, for the 12-weeks ended (in thousands):

	Jack in the Box		Del Taco
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Earnings from operations - GAAP	$47,490	$82,563	$5,152	$1,856
Franchise rental revenues	(81,006)	(78,868)	(4,987)	(1,801)
Franchise royalties and other	(48,092)	(51,395)	(7,082)	(5,511)
Franchise contributions for advertising and other services	(48,956)	(45,882)	(7,436)	(4,843)
Franchise occupancy expenses	50,877	49,658	4,922	1,753
Franchise support and other costs	2,986	3,461	719	336
Franchise advertising and other services expenses	53,138	48,412	7,521	4,895
Selling, general and administrative expenses	31,141	24,238	12,567	13,311
Other operating expense (income), net	3,163	(23,280)	2,538	1,829
Gains on the sale of company-operated restaurants	(71)	(2,218)	(7,604)	—
Pre-opening costs	684	477	33	3
Depreciation and amortization	8,342	8,858	5,485	6,488
Restaurant-Level Margin- Non-GAAP	$19,696	$16,024	$11,828	$18,316

Company restaurant sales	$95,297	$99,020	$79,670	$115,454

Restaurant-Level Margin % - Non-GAAP	20.7%	16.2%	14.8%	15.9%

Franchise-Level Margin

Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.

Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations, for the 12-weeks ended (in thousands):

	Jack in the Box		Del Taco
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Earnings from operations - GAAP	$47,490	$82,563	$5,152	$1,856
Company restaurant sales	(95,297)	(99,020)	(79,670)	(115,454)
Food and packaging	29,353	32,271	21,684	33,912
Payroll and employee benefits	29,427	32,608	27,624	37,642
Occupancy and other	16,818	18,117	18,534	25,582
Selling, general and administrative expenses	31,141	24,238	12,567	13,311
Other operating expense (income), net	3,163	(23,280)	2,538	1,829
Gains on the sale of company-operated restaurants	(71)	(2,218)	(7,604)	—
Pre-opening costs	684	477	33	3
Depreciation and amortization	8,342	8,858	5,485	6,488
Franchise-Level Margin - Non-GAAP	$71,050	$74,614	$6,343	$5,169

Franchise rental revenues	$81,006	$78,868	$4,987	$1,801
Franchise royalties and other	48,092	51,395	7,082	5,511
Franchise contributions for advertising and other services	48,956	45,882	7,436	4,843
Total franchise revenues	$178,054	$176,145	$19,505	$12,155

Franchise-Level Margin % - Non-GAAP	39.9%	42.4%	32.5%	42.5%

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269